Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of April 21, 2016 (the “Effective Date”) by and between InfoSonics Corporation, a Maryland corporation (the “Company”), and Vernon A. LoForti (“Employee”) as an extension, amendment and restatement of the agreement between the Company and Employee entered into as of April 9, 2014. Employee and Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

In consideration of the mutual covenants, promises and agreements herein contained, the Company and Employee hereby covenant, promise and agree to and with each other as follows:

1. Employment. The Company shall employ Employee and Employee shall perform services for and on behalf of the Company upon the terms and conditions set forth in this Agreement.

2. Positions and Duties of Employment. Employee shall be required to devote his full energy, skill and best efforts as required to the furtherance of his managerial duties with the Company as the Company’s Vice President, Chief Financial Officer (“CFO”) and Secretary. While serving in such capacity(ies), Employee shall have the responsibilities, duties, obligations, rights, benefits and requisite authority as is customary for his position and as may be determined by the Company’s Chief Executive Officer (“CEO”) and the Board of Directors of the Company (the “Board”).

Employee understands that his employment as Vice President, CFO and Secretary of the Company involves a high degree of trust and confidence, that he is employed for the purpose of protecting the Company’s financial assets and ensuring the integrity of the Company’s financial reporting to the Board, the Securities and Exchange Commission and the investing public, and that in executing this Agreement he undertakes the obligations set forth herein to accomplish such objectives. Employee agrees that he shall serve the Company fully, diligently, competently, and to the best of his ability. Employee certifies that he fully understands his right to discuss this Agreement with his attorney, that he has availed himself of this right to the extent that he desires, that he has carefully read and fully understands this entire Agreement, and that he is voluntarily entering into this Agreement.

3. Duties. Employee shall perform the following services for the Company:

3.1 Employee shall serve as Vice President, CFO and Secretary of the Company, or in such other position as determined by the CEO and the Board, and in that capacity shall work with the Company to pursue the Company’s plans as directed by the CEO and the Board.

3.2 Employee shall perform such duties that are normally associated with the positions of Vice President, CFO and Secretary consistent with the bylaws of the Company and such other duties as may be requested by the CEO and the Board.

3.3 During the term of this Agreement, Employee shall devote substantially all of Employee’s business time to the performance of Employee’s duties under this Agreement. Without limiting the foregoing, Employee shall perform services on behalf of the Company for at least 40 hours per week, and Employee shall be available at the request of the Company at other times, including weekends and holidays, to meet the needs of the Company.

3.4 During the term of this Agreement, Employee will not engage in any other activities or undertake any other commitments that conflict with or take priority over Employee’s responsibilities and obligations to the Company, including without limitation those responsibilities and obligations incurred pursuant to this Agreement.

3.5 Notwithstanding the restrictions set forth in this Section 3, Employee is permitted to participate in any capacity with any civic, nonprofit, religious, welfare, social or professional organization that will not materially affect Employee’s performance of duties hereunder.

4. Term. Unless terminated earlier as provided for in this Agreement, the term of this Agreement shall be for two years, commencing on April 9, 2016 and ending on April 8, 2018 (the “Term”). If the employment relationship is terminated by either Party, Employee agrees to cooperate with the Company and with the Company’s new management with respect to the transition of the new management in the functions previously performed by Employee. Upon Employee’s termination, Employee agrees to return to the Company all Company documents (and all copies thereof), any other Company property in Employee’s possession or control, and any materials of any kind that contain or embody any proprietary or confidential material of the Company.

5. Compensation. Employee shall receive the following as compensation:

(a) A base salary at an annual rate of $205,000 (“Base Salary”), subject to periodic review by the Board or the Compensation Committee of the Board, payable in accordance with the Company’s customary payroll practices.

(b) At the discretion of the Board or the Compensation Committee of the Board, an annual performance-based bonus of up to 35% of Employee’s Base Salary set forth in Section 5(a) based on, but not limited to, the following criteria:

•	Overall Company profitability

•	Maintaining a fully competent accounting team

•	Producing timely monthly consolidated balance sheet and income statements

•	Streamlining financial and other operating systems to yield cost savings.

(c) Company shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan, medical and/or hospitalization plan, and/or any and all other benefit plans which may be placed in effect by Company for the benefit of Company’s executives during the Term. Except for the fact that Company at all times shall provide Employee with all or at least a portion of Employee’s medical and/or hospitalization insurance, which shall not be less than that afforded to Company’s other executives, nothing in this Agreement shall limit (i) Company’s ability to exercise the discretion provided to it under any such benefit plan, or (ii) Company’s discretion to adopt, not adopt, amend or terminate any such benefit plan at any time.

(d) The Company shall provide Employee with four (4) weeks of vacation leave per each year of Employee’s employment (which vacation leave may carry over and accrue up to an aggregate of 30 days at any time), sick leave, medical and dental insurance coverage, and any other benefits consistent with Company plans and policies in effect for executive Employees from time to time. The Company may modify in its sole and absolute discretion such benefits from time to time as it considers necessary or appropriate, provided that any such modification shall not affect or modify Employee’s then existing rights with respect to any previously accrued vacation.

(e) Any payments which the Company shall make to Employee pursuant to this Agreement shall be reduced by standard withholding and other applicable payroll deductions, including but not limited to federal, state or local income or other taxes, Social Security and Medicare Taxes, State Unemployment Insurance, State Disability Insurance, and the like.

(f) During the term of his employment, Employee shall be reimbursed for reasonable expenses that are authorized by the Company and that are incurred by Employee for the benefit of the Company in accordance with the standard reimbursement practices of the Company; provided, however, that, with respect to reimbursements, if any, not otherwise excludible from the Employee’s gross income, to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no reimbursement of expenses incurred by the Employee during any taxable year shall be made after the last day of the following taxable year, and the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit. Any direct payment or reimbursement of expenses shall be made only upon presentation of an itemized accounting conforming in form and content to standards prescribed by the Internal Revenue Service relative to the substantiation of the deductibility of business expenses.

6. Confidentiality. Employee hereby warrants, covenants and agrees that, without the prior express written approval of Company or unless required by law or court order, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of Company’s data, including but not limited to (a) information, drawings, sketches, plans or other documents concerning Company’s business or development plans, customers or suppliers, (b) Company’s development, design, construction or sales and marketing methods or techniques, or (c) Company’s trade secrets and other “know-how” or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such information shall include, but not be limited to, information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this paragraph shall not expire, shall survive this Agreement, and shall be binding upon Employee without regard to the passage of time or other events.

7. Termination.

(a)	If Employee’s employment is terminated by the Company without Cause (as defined below), or if Employee terminates his employment for Reasonable Basis (as defined below), then the Company shall, in exchange for Employee’s execution within 45 days of the termination date of a general release and waiver of claims against the Company as of the termination date in a form reasonably acceptable to the Company and does not revoke such general release and waiver within seven days after its execution, continue to pay as severance Employee’s salary for nine (9) months. Such payments shall be made in accordance with the Company’s customary payroll practices and shall be subject to applicable withholding and payroll deductions and to the extent required by Section 409A of the Code, if the period to execute the general release and waiver and not revoke such release and waiver spans two calendar years, the payment of severance shall commence in the second calendar year with a lump sum payment on the earliest permissible payment date of such severance amounts which absent the requirement of a general release and waiver would have been paid prior to such payment date. Each such payment shall be treated as a separate payment for purposes of Section 409A of the Code. In the event of any such termination set forth in this section 7(a), Employee will not be entitled to any additional compensation or benefits beyond what is provided in the first sentence of this section 7(a).

(i) For purposes of this Agreement, “Cause” shall mean that the Board, acting in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed any of the following: willful misconduct, gross negligence, theft, fraud, or other illegal conduct; refusal or unwillingness to perform Employee’s duties; performance by Employee of Employee’s duties determined by the Board to be inadequate in a material respect; breach of any applicable non-competition, confidentiality or other proprietary information or inventions agreement between Employee and the Company; inappropriate conflict of interest; insubordination; failure to follow the directions of the CEO, the Board or any committee thereof; or any other material breach of this Agreement. Indictment or conviction of any felony, or any entry of a plea of nolo contendre, under the laws of the United States or any State shall also be considered “Cause” hereunder. “Cause” shall be specified in a notice of termination to be delivered by the Company no later than the date as of which termination is effective.

(ii) For purposes of this Agreement, “Reasonable Basis” shall mean (A) a material breach of this Agreement by the Company, provided that Employee shall have first given written notice of such default to the Company within 90 days after its first occurrence and if within thirty days after receipt of such notice, the Company has not cured such default; or (B) termination of Employee’s employment by the Company without Cause during the term hereof; or (C) a reduction in Employee’s salary except to the extent that a majority of the other executive officers of the Company incur reductions of salary that average no less than the percentage reduction incurred by Employee, provided that Employee shall have first given written notice of such default to the Company within 90 days after such reduction and if within thirty days after receipt of such notice, the Company has not cured such reduction.

(b) In the event that Employee’s employment with the Company is terminated for Cause, by reason of Employee’s death or disability, or due to Employee’s resignation or voluntary termination (other than for Reasonable Basis), then all compensation and benefits will cease as of the effective date of such termination, and Employee shall receive no severance benefits, or any other compensation; provided that Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination.

(c) Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

(d) Any party terminating this Agreement shall give prompt written notice (“Notice of Termination”) to the other party hereto advising such other party of the termination of this Agreement stating in reasonable detail the basis for such termination. The Notice of Termination shall indicate whether termination is being made for Cause (if Company has terminated the Agreement) or for Reasonable Basis (if the Employee has terminated the Agreement).

(e) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the extent possible so that the payments set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A. To the extent that any amount payable pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Employee’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Company (his “Separation from Service”), the Employee is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Employee earlier than the earlier of (i) six (6) months after the Employee’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Employee’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 8. The Employee hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable State tax law. Employee hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable State income tax laws. If payments under this Section 8 constitute 409A Payments, references within this Section 8 to termination of employment shall mean Employee’s “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions thereunder.

8. Remedies. If there is a breach or threatened breach of any provision of Section 6 of this Agreement, the Company will suffer irreparable harm and shall be entitled to an injunction restraining Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

9. Severability. It is the clear intention of the Parties to this Agreement that no term, provision or clause of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, unless such term, provision or clause cannot be otherwise construed, interpreted, or modified to give effect to the intent of the Parties and to be valid, legal or enforceable. The Parties specifically charge the trier of fact to give effect to the intent of the Parties, even if in doing so, information of a specific provision of this Agreement is required consistent with the foregoing stated intent. In the event that such a term, provision, or clause cannot be so construed, interpreted or modified, the validity, legality and enforceability of the remaining provisions contained herein and other application(s) thereof shall not in any way be affected or impaired thereby and shall remain in full force and effect.

10. Waiver of Breach. The waiver by the Company or Employee of the breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by that Party.

11. Entire Agreement. This document contains the entire agreement between the Parties and supersedes all prior oral or written agreements, if any, concerning the subject matter hereof or otherwise concerning Employee’s employment by Company (except for options to purchase shares of Company’s stock previously granted to Employee). This Agreement may not be changed orally, but only by agreement in writing signed by the Parties.

12. Governing Law. This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of California, excluding conflict of laws principles. Employee hereby expressly consents to personal jurisdiction in the state and federal courts located in San Diego, California for any lawsuit filed there against him by the Company arising from or relating to this Agreement.

13. Notices. Any notice pursuant to this Agreement shall be validly given or served if that notice is made in writing and delivered personally or sent by certified mail or registered, return receipt requested, postage prepaid, to the following addresses:

If to Company:	InfoSonics Corporation 3636 Nobel Drive, Suite 325 San Diego, CA 92122 Attention: CEO

If to Employee:	InfoSonics Corporation 3636 Nobel Drive, Suite 325 San Diego, CA 92122, and after termination of employment, to the last home address in the Company’s records

All notices so given shall be deemed effective upon personal delivery or, if sent by certified or registered mail, five business days after date of mailing. Either party, by notice so given, may change the address to which his or its future notices shall be sent.

14. Assignment and Binding Effect. This Agreement shall be binding upon Employee and the Company and shall benefit the Company and its successors and assigns. This Agreement shall not be assignable by Employee.

15. Headings. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

16. Construction. Employee represents he has (a) read and completely understands this Agreement and (b) had an opportunity to consult with such legal and other advisers as he has desired in connection with this Agreement. This Agreement shall not be construed against any one of the Parties.

17. Insurance. The company is to maintain directors’ and officers’ insurance in an amount determined reasonably by the Board of Directors of the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

EMPLOYEE	INFOSONICS CORPORATION

/s/ Vernon A. LoForti	/s/ Joseph Ram
Vernon A. LoForti, Individually	By:	Joseph Ram
	Its:	President & CEO